Exhibit (d)(33)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 dated April 30, 2021 (“Amendment No. 2”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”), and Loomis, Sayles & Company, L.P., a Delaware partnership (“Loomis Sayles” or “Sub-Adviser”).

WHEREAS, EQ Advisors Trust (the “Trust”) has determined not to proceed with the registration of a new series of the Trust to be designated EQ/Core Plus Bond Portfolio (the “New Portfolio”) and the reorganization of EQ/Core Plus Bond Portfolio, a series of EQ Premier VIP Trust, into the New Portfolio, as described in Amendment No. 1 to the Agreement;

NOW THEREFORE, the Adviser and Sub-Adviser agree to modify the Agreement as follows:

1.    Appendix A. Appendix A to the Agreement setting forth the portfolios of the Trust for which the Sub-Adviser is appointed as the investment sub-adviser is hereby amended to remove the New Portfolio, and Appendix A is replaced in its entirety by Appendix A attached hereto.

2.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		LOOMIS, SAYLES & COMPANY, L.P.

By:	/s/ Kenneth Kozlowski	By:	/s/ Lauren B. Pitalis
	Kenneth Kozlowski		Name: Lauren B. Pitalis
	Director, Executive Vice President and Chief Investment Officer		Title: Vice President

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate
EQ/Loomis Sayles Growth Portfolio and EQ/Large Cap Growth Managed Volatility Portfolio* (collectively, the “Loomis Sayles Assets”)	0.35% of the average daily net assets of the Loomis Sayles Assets.**

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Loomis Sayles Assets is calculated by multiplying the aggregate net assets of the Loomis Sayles Assets at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Loomis Sayles Assets that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Loomis Sayles Assets, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.